Exhibit 99.1

Local Corporation Announces 2014 Annual Meeting Results

IRVINE, Calif., Aug. 5, 2014 — Local Corporation (NASDAQ: LOCM), a leading local advertising technology company, today announced the results of its 2014 Annual Meeting of Stockholders. The meeting was held earlier today in Irvine, Calif.

At the meeting, Local Corporation stockholders elected Norman K. Farra, Jr. as a Class I member of the company’s Board of Directors for a 3-year term expiring in 2017. The stockholders also ratified the appointment of BDO USA, LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2014. Additionally, the company’s stockholders approved the advisory vote on executive compensation.

The company also announced the composition of its board committees going forward. John Rehfeld, David Hughes and John Payne will serve on the board’s audit committee. Rehfeld and Payne will serve on the board’s compensation committee, and Rehfeld and Hughes will serve on the board’s nominating and corporate governance committee. Rehfeld will serve as chairman of each of these committees.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local advertising technology company that connects millions of online and mobile consumers with businesses and products through a variety of innovative digital advertising solutions. The company’s patented Krillion® local shopping platform aggregates, localizes and distributes dynamic, national and regional retail shopping content, from approximately 120,000 store locations, representing nearly 3 million localized products. For more information, visit: http://www.localcorporation.com or http://www.krillion.com. To download the company’s iOS® 7-compatible Havvit™ shopping app, go to: iTunes® (http://bit.ly/1d8Y111).

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Key risks are described in the filings we make with the U.S. Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company. Traffic and our monetization of that traffic combine to determine our revenues for any given period. Our traffic volume alone for a period should not be viewed as demonstrative of our financial results for such period.

IOS is a trademark or registered trademark of Cisco in the U.S. and other countries and is used under license.

###

Investor Relations Contact:

Kirsten Chapman

LHA

415-433-3777

local@lhai.com

Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com